Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 4, 2014 relating to the financial statements which appear in Merrimack Pharmaceuticals, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 4, 2014